TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of January 27, 2016 (the “Effective Date”) by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Lee Downing (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Executive has served as Executive Vice President, Operations and Real Estate, of the Company;

WHEREAS, Executive and the Company have mutually agreed that Executive’s last day as Executive Vice President, Operations and Real Estate, of the Company shall be January 27, 2016;

WHEREAS, Executive and the Company hereby agree that Executive shall continue to be employed by the Company and will be available on a full-time basis to perform transition services, as requested by the Company from time to time, until February 12, 2016 (the “Termination Date”); provided that Executive shall not report to the Store Support Center unless requested by the Company;

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1
DUTIES AND RESPONSIBILITIES

1.1.Transition Services. From the date hereof until the Termination Date, Executive shall be available on a full-time basis to perform services to assist the Company in the transition of the responsibilities of his position as reasonably requested by the Company. For purposes of Section 409A of the Code (as defined herein), Executive’s separation from service shall occur as of the Termination Date.

1.2.Compliance with Law and Standards. Executive shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Executive has knowledge.

1.3.Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of his work for the Company, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Executive may have in such Work Product. Upon the request of the Company, Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.3, the term “Company” also will include any existing or future affiliates of the Company.

1.4.Cooperation. Executive shall cooperate with the Company with respect to any claim or litigation and shall make himself available to consult with counsel or serve as a witness in any action, investigation or other proceeding before any court, government agency, arbitrator, or mediator, in which he may be called to appear by the Company, regarding any business, property, or operations of the Company or any of its affiliates or its subsidiaries, and shall truthfully testify in any such action, proceeding or deposition in which he also appears. Upon request by Executive and prior approval by the Company, the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with any such appearance in which Executive is so called to appear.

SECTION 2
COMPENSATION
2.1.Compensation.

2.1.1.Base Salary. Until the Termination Date, Executive shall continue to receive his base salary that was in effect on the date of this Agreement.

2.1.2.Bonus. Executive shall be entitled to receive his actual bonus for the full year of fiscal 2015, payable on the date when the Company pays bonuses to other executives, provided that Executive is not in breach of any provision of this Agreement, including without limitation, the covenants and agreements in Section 3, or the general release attached hereto as Exhibit A and such release has not been revoked. Except as otherwise provided herein, the amount and payment of such bonus, if any, shall be made in accordance with the terms of the Company’s short-term bonus plan. Executive shall not be eligible to receive bonus for fiscal 2016.

2.1.3.Severance. Executive shall be entitled to receive severance (“Severance”) equal to one year of his base salary (in effect on the date of this Agreement), paid in bi-weekly installments of $18,269.23, provided that (i) Executive is not in breach of any provision of this Agreement, including without limitation, the covenants and agreements in Section 3, or the general release attached hereto as Exhibit A and such release has not been revoked; and (ii) the amount of Severance paid to Executive shall be reduced by any salary, consulting or other fees, or any other compensation for services rendered to any other entity during the one-year severance period following the Termination Date. Executive shall notify the Company within two (2) business days of his acceptance of any new position under which he will receive compensation for services rendered and provide documentation of the terms and conditions of his new position, including his salary or other compensation. Severance shall be subject to applicable withholding and payable in accordance with the Company’s normal payroll practices.

2.1.4.Equity Grants. Outstanding equity-based awards granted to Executive prior to the Effective Date shall continue to vest in accordance with their respective terms until the Termination Date. No additional equity-based awards shall vest following the Termination Date. In addition and notwithstanding any contrary provisions of the applicable option award agreements, options granted to Executive shall be exercisable until the earlier of (i) 90 days following the Termination Date and (ii) the date on which such option would have expired in accordance with the provisions of the applicable award agreement. Executive shall not be entitled to receive any additional awards under any of the Company’s equity incentive plans following the date of this Agreement.

2.1.5.COBRA, Vision and Dental Coverage. Executive will have the right to elect to continue to participate in the Company’s group health insurance plan coverage under applicable COBRA regulations. If Executive elects such COBRA coverage and elects to receive vision and dental coverage, the Company will pay for Executive’s premiums (family coverage) for COBRA, vision and dental coverage for a period of up to twelve months following the Termination Date, provided that the Company shall cease reimbursement of such premiums upon Executive becoming eligible for coverage under another employer’s plan. For the avoidance of doubt, Executive shall be responsible for any state or federal income tax consequences of such payments.

2.1.6.No Additional Compensation. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive nor is he entitled to any additional compensation, severance or benefits.

2.2.Expenses. The Company will reimburse Executive for all reasonable, documented expenses of types authorized by the Company and incurred by Executive in the performance of his duties hereunder. Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. To the extent that the reimbursement of expenses under this Section 2.2 shall constitute deferred compensation under Section 409A of the Code, such expenses shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations. For the avoidance of doubt, the amount of expenses eligible for reimbursement under this Section 2.2 in any given year shall not affect the expenses eligible for reimbursement in any other year.

2.3.Benefits and Vacation. Nothing in this Agreement shall require the Company to maintain any benefit plans or programs or prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole direction, may deem advisable. In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of Executive shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to amend or modify any such plan or program. Executive will not be eligible for any employee benefit plans or programs after the Termination Date, subject to any rights Executive may have under COBRA and except as expressly provided in Section 2.1.5 above. Executive is expected to use any accrued vacation prior to the Termination Date and shall not be entitled to the payment for any vacation time on the Termination Date.

2.4.Release. In consideration of the Company’s willingness to enter into this Agreement and to pay the compensation and benefits set forth above, Executive agrees to execute and deliver, on or within 21 days of the Effective Date, a general release in the form attached as Exhibit A and provided that such compensation and benefits are contingent upon no revocation or breach of such release by Executive.

SECTION 3
CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, NON-DISPARAGEMENT

3.1.Non-Competition, Non-Solicitation.

(a)Executive hereby covenants and agrees that during the Term of this Agreement and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any retailer principally in the farm and ranch sector with more than five (5) stores or more than $15 million in annual revenues in the United States (each a “Competing Entity”); or (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries was engaged upon the Termination Date or, to the then existing knowledge of Executive, proposed to engage; provided, that Executive may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity.

(b)Executive hereby covenants and agrees that during the Term of this Agreement and for a period of two (2) years thereafter, Executive shall not directly or indirectly, induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries.

(c)The foregoing covenants and agreements of Executive are referred to herein as the “Restrictive Covenants.” Executive acknowledges that he has carefully read and considered the provisions of the Restrictive Covenants and, having done so, agrees that the restrictions set forth in this Section 3.1, including without limitation the time periods of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. Executive further acknowledges that the Company would not have entered into this Agreement absent Executive’s agreement to the foregoing.

(d)In the event that, notwithstanding the foregoing, any of the provisions of this Section 3.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 3.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenants shall remain enforceable to the fullest extent deemed reasonable by such court.

3.2.     Confidentiality and Non-Disclosure. In consideration of the rights granted to Executive hereunder, Executive hereby agrees that during the Term of this Agreement and for a period of five (5) years thereafter, he will hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The Parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company. Executive also agrees to keep the terms of this Agreement confidential provided that he may discuss the terms of this Agreement with immediate family members or legal and financial planners or tax preparers who agree to keep the terms confidential.

3.3.     Non-Disparagement. The Company agrees that, for a period of eighteen (18) months following the date hereof, the Company’s management shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of Executive.

Similarly, Executive will not make any statement which disparages or is derogatory of the Company or the Company’s management during the same time period.

SECTION 4
GENERAL PROVISIONS

4.1.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principle.

4.2.    Waiver of Breach; No Admission. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.
4.3.    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
4.4.    Entire Agreement: Amendments. This Agreement forms the entire agreement of the parties and supersedes any and all prior agreements between them. The Parties agree that the Change in Control Agreement by and between the Company and Executive is hereby terminated and of no further force and effect.
4.5.    Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
4.6.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Executive shall not assign his rights, duties or obligations hereunder.
4.7.    Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Executive at:             Lee Downing
                608 Lakemeade Pt.
Old Hickory, TN 371388

To the Company at:        Tractor Supply Company
5401 Virginia Way
Brentwood, TN 37027
Attention: Chief Executive Officer
Facsimile: (615) 440-4000

4.8.Withholding. All payments to Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

4.9.Survival. The provisions of Sections 1.3, 1.4, 3.1, 3.2, 3.3 and Section 4.1 through 4.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

4.10.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.11.Section 409A. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following Executive’s termination of employment shall be made unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon Executive’s separation from service to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto). It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Sections 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay) of the Treasury Regulations.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

TRACTOR SUPPLY COMPANY

By:___________________
Name: Gregory A. Sandfort
Title: President and Chief Executive Officer

EXECUTIVE

_____________
Lee Downing

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of January 27, 2016 is executed by Lee Downing (“Executive”) as of the date set forth herein.
WHEREAS, Executive and Tractor Supply Company (“Company”) entered into that certain Separation Agreement dated as of January 27, 2016 (the “Agreement”);
WHEREAS, Executive’s last date of employment with the Company shall be February 12, 2016;
WHEREAS, pursuant to Section 2 of the Agreement, in consideration of the Company’s willingness to enter into the Agreement and payment of any amounts thereunder, it is an obligation of Executive that he executes and delivers this Release.
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.    Executive Release. Executive, ON BEHALF OF HIMSELF, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective affiliates, parent, subsidiaries, predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, executives, agents, representatives, principals, insurers and attorneys, in their individual, corporate and official capacities (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT, of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, the application of Section 409A of the Internal Revenue Code of 1986, as amended, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act, and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Executive’s employment by the Company or his services as an officer or Executive of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survives termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, or (iii) in respect of Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries. Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf; except, nothing in this Release prevents Executive from filing a charge or claim with a federal, state or local administrative agency, although by signing this Release, Executive waives his right to recover any damages other relief in any claim or suit brought by Executive or by or through such agency, except where prohibited by law.
2.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

3.    Acknowledgment. Executive acknowledges that he understands the terms of this Release and that he has executed this Release knowingly and voluntarily. Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive benefits and payments described in the Agreement, and that he would not receive such benefits and payments without the execution of this Release.
4.    Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. Executive hereto further agrees that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.
5.    Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.
6.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.
[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set his hands, as of the day and year first above written.

_____________
Lee Downing